Exhibit 10(n)

CBS EXCESS 401(k) PLAN
(Amended and Restated as of December 31, 2005)

Section 1.    Establishment and Purpose of the Plan.

            1.1    Establishment.    The Viacom Excess 401(k) Plan was adopted as of April 1, 1984 as an unfunded plan of voluntarily deferred compensation for the benefit of Participants. As of December 31, 2005, it is hereby renamed the CBS Excess 401(k) Plan. Any Eligible Employee who is identified by the Company on or after August 28, 2002 as a reporting person for purposes of Section 16 of the Securities Exchange Act of 1934 ("Reporting Employee") or any employee of an Employer who is eligible to participate in the Plan and whose securities may be attributable to a Reporting Employee for purposes of Section 16 of the Securities Exchange Act of 1934 shall no longer be eligible to participate in this Plan, and shall instead be eligible to participate in the CBS Excess 401(k) Plan for Designated Senior Executives (the "Executive Excess Plan"). Any deferrals made under the Plan by any Reporting Employee who was a participant in the Plan on August 28, 2002 and by any Reporting Employee (or any other Eligible Employee whose securities may be attributable to a Reporting Employee) prior to the date he becomes a Reporting Employee (or the date his securities are attributable to a Reporting Employee) shall be transferred to the Executive Excess Plan as of December 1, 2005 or, if later, as of the date he becomes a Reporting Employee (or the date his securities are attributable to a Reporting Employee).

            1.2    Purpose.    The purpose of this Plan is to provide means by which an Eligible Employee may, in certain circumstances, elect to defer receipt of a portion of his Compensation. The Plan also provides that the Company will, in certain instances, credit the Account of a Participant with an Employer Match.

Section 2.    Definitions.

            The following words and phrases as used in this Plan have the following meanings:

            2.1    The term "Account" shall mean a Participant's individual account, as described in Section 5 of the Plan.

            2.2    The term "Board of Directors" means the Board of Directors of the Company.

            2.3    The term "Bonus" means any cash bonus paid under the CBS Corporation Short-Term Incentive Plan and any other comparable annual cash bonus plan sponsored by any Employer.

            2.4    The term "Committee" means the Retirement Committee appointed by the Board of Directors. The Committee may act on its own behalf or through the actions of its duly authorized delegate.

            2.5    The term "Company" means CBS Corporation and its subsidiaries.

            2.6    The term "Compensation" means an Eligible Employee's annual compensation as defined in the CBS 401(k) Plan with the following modifications: (i) the limitations imposed by Internal Revenue Code §401(a)(17) shall not be taken into account, and (ii) Bonuses earned for calendar years prior to January 1, 2002 shall not be excluded.

            2.7    A "Participant" shall be deemed to have incurred a "Disability" or to be "Disabled" if the Participant (i) has been determined to be disabled by the Social Security Administration, or (ii) is receiving benefits under the provisions of the long-term disability plan covering such Participant that is sponsored by or participated in by the Participant's Employer. The date a Participant meets the definition of Disability shall be treated as the date he terminates employment for purposes of Section 5 of the Plan.

            2.8    The term "Eligible Employee" means an employee of an Employer (i) for whom the sum of (a) the rate of annual base salary for a particular year and (b) actual commissions received for the prior year, equals or is greater that the annual compensation limit in effect under Internal Revenue Code Section 401(a)(17) (as adjusted from time to time by the Committee), and (ii) is designated by the Committee as an employee who is eligible to participate in the Plan. If an employee becomes an Eligible Employee in any Plan Year, such employee shall remain an Eligible Employee for all future Plan Years; provided, however, that the Committee may terminate such employee's eligibility for the Plan if his annual base salary as of January 1 of any Plan Year is less than the amount in clause (i) in effect for the Plan Year in which such employee initially became an Eligible Employee. In no event shall any Reporting Employee be considered an Eligible Employee under the Plan on or after August 28, 2002.

            2.9    The term "Employer" means the Company and any affiliate or subsidiary that adopts the Plan on behalf of its Eligible Employees.

            2.10    The term "Employer Match" means the amounts credited to a Participant's Account with respect to a Participant's Excess Salary Reduction Contributions and Excess Bonus Deferral Contributions, calculated using the rate of matching contributions under the CBS 401(k) Plan in effect at the time such Plan contributions are made. Effective January 1, 2002 for all Bonuses earned for calendar years beginning after December 31, 2001, Excess Bonus Deferral Contributions shall not be credited with an Employer Match.

            2.11    For all Bonuses earned for calendar years prior to January 1, 2002, the term "Excess Bonus Deferral Contributions" means the portion of the Participant's Compensation attributable to a Bonus that he elects to defer under the terms of this Plan. Effective August 28, 2002 for all Bonuses earned on or after January 1, 2002, the Plan shall no longer provide for Excess Bonus Deferral Contributions. Any Bonus Deferral Contribution election made under this Plan for the Bonus earned for the calendar year 2002 shall be deemed to have been made under, and be recognized by, the CBS Bonus Deferral Plan, or the CBS Bonus Deferral Plan for Designated Senior Executives, as appropriate.

            2.12    The term "Excess Salary Reduction Contributions" means the portion of a Participant's Compensation, excluding any Bonus, earned during a Plan Year (after such Participant has reached any Limitation) that he elects to defer under the terms of this Plan.

            2.13    The term "Investment Options" means the investment funds available to participants in the CBS 401(k) Plan, excluding the Self-Directed Brokerage Account.

            2.14    The term "Joint Payment Option" means, in accordance with Section 5.2, (i) any payment option election made by a Participant in effect in this Plan immediately prior to August 28, 2002, and (ii) any payment option election made on or after August 28, 2002. A Joint Payment Option shall apply to all amounts credited to the Participant's Account in this Plan and his account in the CBS Bonus Deferral Plan, as well as any similar plan applicable to Reporting Employees.

            2.15    The term "Limitation" means the limitation on contributions to defined contribution plans under Section 415(c), on compensation taken into account under Section 401(a)(17), or on elective deferrals under Section 401(k)(3) and Section 402(g) of the Internal Revenue Code of 1986.

            2.16    The term "Participant" means an Eligible Employee who elects to have Excess Salary Reduction Contributions or Excess Bonus Deferral Contributions made to the Plan.

            2.17    The term "Plan" means the CBS Excess 401(k) Plan as set forth herein, as amended from time to time.

Section 3.    Participation.

            3.1    Designation of Eligible Employees.    All employees who were Eligible Employees immediately prior to August 28, 2002 will remain Eligible Employees, subject to Section 2.8. Beginning August 28, 2002, each month the Committee will designate in its sole discretion those additional employees who satisfy the terms of paragraph 2.7 as eligible to participate in the Plan.

            3.2    Election to Participate.    (a) An Eligible Employee must elect to participate in the Plan. An Eligible Employee may elect, at any time after becoming eligible, to begin participation and to commence making Excess Salary Reduction Contributions during the Plan Year by filing an election with the Committee in accordance with this Section 3 and the rules and regulations established by the Committee. Such election will be effective on a prospective basis beginning with the payroll period that occurs as soon as administratively practicable following receipt of the election by the Committee.

                    (b)    For Bonuses earned for calendar years prior to January 1, 2002, an Eligible Employee could elect within 30 days of the date he became an Eligible Employee to make an Excess Bonus Deferral Contribution with respect to any Bonus scheduled to be paid in the next succeeding calendar year. Prior to December 31 of each Plan Year, an Eligible Employee could elect to make an Excess Bonus Deferral Contribution with respect to any Bonus scheduled to be paid in the second succeeding calendar year. For example, prior to December 31, 1999 an Eligible Employee could make an Excess Bonus Deferral Contribution election with respect to any cash bonus scheduled to be paid in 2001 under the CBS Corporation Short-Term Incentive Plan.

            3.3    Amendment or Suspension of Election.    Participants may change (including, suspend) their existing Excess Salary Reduction Contribution election under this Plan during the Plan Year by filing a new election in accordance with the prescribed administrative guidelines. Such new election will be effective on a prospective basis beginning with the payroll period that occurs as soon as administratively practicable following receipt of the election by the Committee. A Participant will not be permitted to make up suspended Excess Salary Reduction Contributions, and during any period in which a Participant's Excess Salary Reduction Contributions are suspended, the Employer Match to the Plan will also be suspended. Any Excess Bonus Deferral Contribution election is irrevocable once made and is invalid if made beyond the dates prescribed in paragraph 3.2.

            3.4    Amount of Elections.    (a) Each election filed by an Eligible Employee must specify the amount of Excess Salary Reduction Contributions in a whole percentage between 1% and 15% of the Participants' Compensation, excluding any Bonus.

                    (b)    For all Bonuses earned for calendar years prior to January 1, 2002, each Bonus Deferral election filed by an Eligible Employee must have specified the amount of Excess Bonus Deferral Contribution in a whole percentage between 1% and 15% of the Participant's applicable Bonus.

                    (c)    For Eligible Employees as of December 31, 1995, Compensation for Plan Year 1997 subject to Excess Salary Reduction Contributions and Excess Bonus Deferral Contributions shall not exceed the greater of (i) $750,000, or (ii) such Eligible Employee's compensation, as determined by the Committee, for the 1995 Plan Year. For employees who become Eligible Employees in 1996 or 1997, Compensation for Plan Years 1996 and 1997, if applicable, subject to Excess Salary Reduction Contributions and Excess Bonus Deferral Contributions shall not exceed $750,000.

Section 4.    Employer Match.

                    An Employer Match will be credited approximately every two weeks to a Participant's Account with respect to the eligible portion of Excess Salary Reduction Contributions and, for Bonuses earned for calendar years beginning prior to January 1, 2002, Excess Bonus Deferral Contributions, of such Participant. The eligible portion of a Participant's Excess Salary Reduction Contributions and the eligible portion of a Participant's Excess Bonus Deferral Contribution shall be limited to 5% of each contribution. For Eligible Employees as of December 31, 1995,

the eligible portion of such Participant's Excess Salary Reduction Contributions and the eligible portion of such Participant's Excess Bonus Deferral Contribution for the 1997 Plan Year and each subsequent year shall be based on Compensation up to an annual maximum equal to the greater of (i) $750,000, or (ii) such Eligible Employee's compensation, as determined by the Committee, for the 1995 Plan Year. For employees who become eligible in 1996 and subsequent years, the eligible portion of a Participant's Excess Salary Reduction Contributions and the eligible portion of a Participant's Excess Bonus Deferral Contribution shall be based on Compensation up to an annual maximum amount of $750,000. Notwithstanding the foregoing, for any Participant who is also a participant in the new Viacom 401(k) Plan and either the new Viacom Excess 401(k) Plan or the new Viacom Excess 401(k) Plan for Designated Senior Executives after December 31, 2005, the maximum amount of compensation with respect to which matching contributions will be made is limited to $375,000.

Section 5.    Individual Account.

            5.1    Creation of Accounts.    The Company will maintain an Account in the name of each Participant. Each Participant's Account will be credited with the amount of the Participant's (i) Excess Salary Reduction Contributions, (ii) Excess Bonus Deferral Contributions for Bonuses earned for calendar years prior to January 1, 2002, and (iii) Employer Match, if any, made in all Plan Years.

            5.2    Joint Payment Account Option Election.    (a) Any Joint Payment Option defined in Section 2.13(i) shall continue to apply until changed by the Participant in accordance with this Section 5.

                    (b)    Any Eligible Employee who first becomes a Participant on or after August 28, 2002 and who has not elected Joint Payment Option under Section 4.2 of the CBS Bonus Deferral Plan shall elect a Joint Payment Option at the same time that the Participant files his initial election to commence participation in the Plan pursuant to Section 3.2. Such Joint Payment Option shall continue to apply until changed by the Participant in accordance with this Section 5.

                    (c)    A Participant may elect to receive his entire Account under either of the following Joint Payment Options: (i) a single lump sum; or, (ii) annual payments over a period of two, three, four or five years on or about January 31 beginning in the calendar year immediately following the end of the Plan Year in which the Participant terminates employment. If no Joint Payment Option election is made in accordance with the terms of the Plan or under the CBS Bonus Deferral Plan, a Participant shall be deemed to have elected to receive his Account in a single lump sum on or about January 31 of the calendar year immediately following the end of the Plan Year in which the Participant terminates employment. If a Participant makes a Joint Payment Option election to receive payments in a single lump sum, such lump sum shall be payable on or about January 31 of the calendar year immediately following the end of the Plan Year in which the Participant terminates employment, unless the Participant elects to be paid on or about January 31 of the second, third, fourth, or fifth calendar year following the year in which the Participant terminates employment. If a Participant elects to receive annual payments over a period of two or more years, such annual payments shall be made in substantially equal annual payments, unless the Participant designates, at the time of making his Joint Payment Option election, a specific percentage of his Account to be distributed in each year. All specified percentages must be a whole multiple of 10% and the total of all designated percentages must be equal to 100%.

                Example 1:    If a Participant elects (or is deemed to elect) a Joint Payment Option that provides for a lump sum payment and terminates employment in 2002, such lump sum shall be paid on or about January 31, 2003. A Participant alternatively could designate January 31 of 2004, 2005, 2006 or 2007 in which to receive his lump sum.

                Example 2:    If a Participant elects a Joint Payment Option that provides for annual payments over a period of four years and terminates employment in 2002, each payment on or about January 31, 2003 through 2006 will be comprised of approximately 25% of the Participant's Account as of the Participant's date of termination. A Participant alternatively could designate 10% of his Account to be distributed in January, 2003, 20% in January, 2004, 30% in January, 2005 and 40% in January 2006; or, any other combination of percentages that totals 100%.

                (d)    A Participant may change his Joint Payment Option no more than three times over the course of his employment with the Company or any affiliate. A Participant may change an existing Joint Payment Option only one time in any calendar year. Any change of a Participant's existing Joint Payment Option election made less than six months prior to the Participant's termination of employment for any reason shall be null and void, and the Participant's last valid Joint Payment Option shall remain in effect.

            5.3    Investments.    (a) All Excess Salary Reduction Contributions, Excess Bonus Deferral Contributions and Employer Match, if any, will be credited through December 31st of the calendar year in which the Participant terminates employment with an amount equal to such amount which would have been earned had such contributions been invested in the same Investment Options and in the same proportion as the Participant may elect, from time to time, to have his Salary Reduction Contributions and Matching Employer Contributions invested under the CBS 401(k) Plan; or if no such election has been made, in the PRIMCO Stable Value Fund (or any successor fund).

                (b)    If a Participant elects (or is deemed to elect) a single lump sum Joint Payment Option payable in the first calendar year following the calendar year in which the Participant terminates employment, no additional adjustments will be made to the Participant's Account after December 31st of the calendar year in which the Participant terminates employment. If a Participant elects a single lump sum Joint Payment Option payable in the second, third, fourth or fifth calendar year following the calendar year in which the Participant terminates employment, the Participant's Account shall be credited with earnings based on the rate of return in the PRIMCO Stable Value Fund (or any successor fund) beginning January 1st of the calendar year following the year in which the Participant terminates employment and continuing through December 31st of the calendar year immediately preceding the calendar year in which the single lump sum is paid.

                (c)    If a Participant elects annual payments, no additional adjustments will be made to any amount payable in the first calendar year following the year in which the Participant terminates employment. For any annual payments made in the second, third, fourth or fifth year following the calendar year in which the Participant terminates employment, the Participant's Account shall be credited with earnings based on the rate of return in the PRIMCO Stable Value Fund (or any successor fund) beginning January 1st of the calendar year following the year in which the Participant terminates employment and continuing through December 31st of the calendar year immediately preceding the calendar year in which each payment is made.

                (d)    No provision of this Plan shall require the Company or the Employer to actually invest any amounts in any fund or in any other investment vehicle.

            5.4    Account Statements.    Each Participant will be given, at least annually, a statement showing (i) the amount of all Contributions, (ii) the amount of Employer Match, if any, made with respect to his Account for such Plan Year, and (iii) the balance of the Participant's Account after crediting Investments.

Section 6.    Payment.

            6.1    Payment on Account of Termination of Employment For Reasons Other Than Disability.    A Participant (or a Participant's beneficiary) shall be paid the balance in his Account following termination of employment in accordance with the Joint Payment Option in effect with respect to the Participant.

            6.2    Payment on Account of Disability.    A Participant (or a Participant's beneficiary) shall be paid the balance in his Account following the date he meets the definition of Disability in accordance with the Joint Payment Option in effect with respect to the Participant. If a Participant no longer meets the definition of Disability and returns to work with an Employer, no further payments shall be made on account of the prior Disability, and distribution of his remaining Account shall be made as otherwise provided in this Section 6 at the time of his subsequent termination of employment.

Section 7.    Nature of Interest of Participant.

        Participation in this Plan will not create, in favor of any Participant, any right or lien in or against any of the assets of the Company or any Employer, and all amounts of Compensation deferred hereunder shall at all times remain an unrestricted asset of the Company or the Employer. A Participant's rights to benefits payable under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, or encumbrance. All payments hereunder shall be paid in cash from the general funds of the Company or applicable Employer and no special or separate fund shall be established and no other segregation of assets shall be made to assure the payment of benefits hereunder. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between any Employer and a Participant or any other person, and the Company's and each Employer's promise to pay benefits hereunder shall at all times remain unfunded as to the Participant.

Section 8.    Hardship Distributions and Deferral Revocations.

                A Participant may request the Committee to accelerate distribution of all or any part of the value of his Account solely for the purpose of alleviating an immediate financial emergency. For purposes of the Plan, such an immediate financial emergency shall mean an unanticipated emergency that is caused by an event beyond the control of the Participant and which would result in severe financial hardship to the Participant if early distribution were not permitted. The Committee may request that the Participant provide certifications and other evidence of qualification for such emergency hardship distribution as it determines appropriate. The decision of the Committee with respect to the grant or denial of all or any part of such request shall be in the sole discretion of the Committee, whether or not the Participant demonstrates an immediate financial emergency exists, and shall be final and binding and not subject to review.

Section 9.    Beneficiary Designation.

                A Participant's beneficiary designation for this Plan will automatically be the same as the Participant's beneficiary designation recognized under the CBS 401(k) Plan, unless a separate Designation of Beneficiary Form for this Plan has been properly filed.

Section 10.    Administration.

            10.1    Committee.    This Plan will be administered by the Committee, the members of which will be selected by the Board of Directors.

            10.2    Powers of the Committee.    The Committee's powers will include, but will not be limited to, the power:

                        (i)    to determine who are Eligible Employees for purposes of participation in the Plan;

                        (ii)    to interpret the terms and provisions of the Plan and to determine any and all questions arising under the Plan, including without limitation, the right to remedy possible ambiguities, inconsistencies, or omissions by a general rule or particular decision;

                        (iii)    to adopt rules consistent with the Plan; and

                        (iv)    to approve certain amendments to the Plan.

            10.3    Claims Procedure.    The Committee shall have the exclusive right to interpret the Plan and to decide any and all matters arising thereunder. In the event of a claim by a Participant as to the amount of any distribution or method of payment under the Plan, within 90 days of the filing of such claim, unless special circumstances require an extension of such period, such person will be given notice in writing of any denial, which notice will set forth the reason for the denial, the Plan provisions on which the denial is based, an explanation of what other material or information, if any, is needed to perfect the claim, and an explanation of the claims review procedure. The Participant may request a review of such denial within 60 days of the date of receipt of such denial by filing notice in writing with the Committee. The Participant will have the right to review pertinent Plan documents and to submit issues and comments in writing. The Committee will respond in writing to a request for review within 60 days of receiving it, unless special circumstances require an extension of such period. The Committee, at its discretion, may request a meeting to clarify any matters deemed appropriate.

            10.4    Finality of Committee Determinations.    Determinations by the Committee and any interpretation, rule, or decision adopted by the Committee under the Plan or in carrying out or administering the Plan shall be final and binding for all purposes and upon all interested persons, their heirs, and personal representatives.

            10.5    Severability.    If a provision of the Plan shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included in the Plan.

            10.6    Governing Law.    The provisions of the Plan shall be governed by and construed in accordance with the laws of the State of New York, to the extent not preempted by the laws of the United States.

            10.7    Gender.    Wherein used herein, words in the masculine form shall be deemed to refer to females as well as males.

Section 11.    No Employment Rights.

                No provisions of the Plan or any action taken by the Company, the Board of Directors, or the Committee shall give any person any right to be retained in the employ of any Employer, and the right and power of the Company to dismiss or discharge any Participant is specifically reserved.

Section 12.    Amendment, Suspension, and Termination.

                The Retirement Committee shall have the right to amend the Plan at any time, unless provided otherwise in the Company's governing documents. The Board of Directors shall have the right to suspend or terminate the Plan at any time. No amendment, suspension or termination shall, without the consent of a Participant, adversely affect such Participant's rights in his account. In the event the Plan is terminated, the Committee shall continue to administer the Plan in accordance with the relevant provisions thereof.